Exhibit 10.1
SEPARATION AGREEMENT, WAIVER AND GENERAL RELEASE
This Agreement sets forth the entire agreement and understanding which has been reached relative to the cessation of your (William J. Wheeler) employment with MetLife Group, Inc. (“MetLife”). It is fully agreed and understood as follows:
1. As a material inducement to MetLife to enter into this Agreement, you agree for yourself and your relatives, heirs, executors, administrators, successors, and assigns that you hereby fully and forever release and discharge MetLife, its parents, subsidiaries, affiliates, and agents and its past, present, and future directors, officers, and employees, agents, representatives, employee benefit plans or funds and the fiduciaries thereof, successors, and assigns of each (collectively, “the Company”) from any and all claims, charges, demands, actions, liability, damages, sums of money, back pay, attorneys’ fees, or rights of any and every kind or nature which you ever had, now have or may have, whether known or unknown, against the Company arising out of any act, omission, transaction, or occurrence up to and including the date you execute this Agreement including, but not limited to, (i) any claim arising out of or related to your employment by the Company or the discontinuance thereof, (ii) any claim of employment discrimination, harassment or retaliation under, or any alleged violation of, any federal, state, or local fair employment practice or benefits law, rule, regulation, executive order, or ordinance, including but not limited to the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act, (iii) any alleged violations of any duty or other employment-related obligation or other obligations arising out of contract, tort, tortious course of conduct, libel or slander, defamation, public policy, law, or equity, (iv) any expectation, anticipation, right, or claim to incentive compensation under any Company incentive compensation plan, including but not limited to the MetLife Annual Variable Incentive Plan, the Performance Incentive Plan, and, except as otherwise specifically stated in this Agreement, the MetLife, Inc. 2000 Stock Incentive Plan, the MetLife, Inc. 2005 Stock and Incentive Compensation Plan, the MetLife, Inc. 2015 Stock and Incentive Plan and the Long Term Performance Compensation Plan, and (v) any claim for benefit plan accruals based upon the payments enumerated in this Agreement.
To the extent that you are a director, trustee, or officer of any Company entity or any Company affiliate, or are a member of any committee of the Company or any Company affiliate, you hereby resign from such capacity effective immediately and agree to execute any additional, more specific resignation document the Company may request. You acknowledge that, prior to your execution of this Agreement, you have been fully informed that your employment is being discontinued and that any and all claims arising from this discontinuance are included in this release. This Agreement does not affect any rights that you may have arising out of events that occur after you have executed this Agreement or affect any benefits or rights that vested prior to your execution of this Agreement under employee benefit plans governed by ERISA. Except as and to the extent provided in this Agreement, your rights regarding any awards under the MetLife, Inc. 2015 Stock and Incentive Plan, the MetLife, Inc. 2005 Stock and Incentive Compensation Plan or the MetLife, Inc. 2000 Stock Incentive Plan will be governed by the terms of any written award agreement into which you entered under the applicable plan. Your rights to any ERISA plan benefits, including deferred compensation benefits are governed exclusively by the terms of the respective plan documents that provide those benefits.
2. In consideration for the release set forth in Section 1 of this Agreement and the other promises and terms contained in this Agreement, MetLife agrees:

a)
to pay you the sum of $2,004,006.00 (two million four thousand and six dollars and zero cents) less all applicable federal, state and local tax withholding. MetLife will make this payment on the next available payroll date following the later of your date of discontinuance and the Effective Date of this Agreement, but in any event on or before March 15 of the calendar year after the earlier of (i) your date of discontinuance, or (ii) the date you were first offered a separation agreement in connection with this discontinuance of your employment, so long as the Effective Date has occurred by that time. If your “separation from service” as defined under U.S. Internal Revenue Code Section 409A is different from your date of discontinuance, your “separation from service,” rather than your date of discontinuance, will be used to determine the date by which payment will be made.

b)
that you will qualify for an “Eligibility Enhancement” to qualify for Retirement Eligibility as, to the extent provided under, and subject to the terms and conditions of, the applicable Company benefit plans, including the provisions regarding amendment and termination of those plans. Any such additional age or service will neither be taken into account for, nor result in, additional accrued benefits, increased company contributions, receipt of benefits under the traditional formula of the MetLife Retirement Plan for U.S. Employees prior to actual attainment of age 55 or other additional benefits.

c)
that you will qualify for an “Eligibility Enhancement” to qualify for MetLife Choices Eligibility as, to the extent provided under, and subject to the terms and conditions of, the applicable Company benefit plans, including the provisions regarding amendment and termination of those plans. Any such additional age or service will neither be taken into account for, nor result in, additional accrued benefits, increased company matching contributions, or other additional benefits.

With respect to the long term incentive awards granted to you prior to February, 2015, pursuant to the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (the “Pre-2015 LTI Awards”), the Eligibility Enhancement under this Agreement that enables you to qualify for Retirement Eligibility will allow you to retain your awards following the end of your employment, as provided in the terms of those awards. As a condition of the Eligibility Enhancement, you agree that the terms regarding non-disparagement contained in Section 2(c) of your 2015-2017 Performance Share Agreement, 2015-2017 Restricted Stock Unit Agreement and 2015 Stock Option Agreement shall apply with equal force to each of your Pre-2015 LTI Awards.
You acknowledge that the payments and services provided for above exceed any sums to which you would otherwise be entitled under any policy, plan, and/or procedure or any agreement with the Company, and that they represent full and complete consideration for the release you are giving the Company in this Agreement. Further, neither this Agreement nor the payment and benefits to be provided pursuant to this Section 2 in any way constitute an admission on the part of the Company as to the violation of any law or any obligation to you.
3. By executing this Agreement, you acknowledge that you have accurately reported to the Company the daily or weekly hours you worked for the Company to the extent you have been asked to do so, that the Company has paid you all the salary and wages it owes you (including any overtime compensation or incentive compensation), that you have been provided with any and all leaves of absences (including those under the Family and Medical Leave Act or other law) that you have requested or to which you were entitled, and that you have had the opportunity prior to signing this Agreement to raise to the Company any concerns or complaints about these or any other matters regarding your employment and have done so.
4. You further agree, except for the provision of information to governmental agencies or self-regulatory organizations, including but not limited to the Equal Employment Opportunity Commission (EEOC), U.S. Department of Labor (DOL), Internal Revenue Service (IRS), Financial Industry Regulatory Authority (FINRA) and Securities and Exchange Commission (SEC), or as required by subpoena, that neither you nor your agents, attorneys, or representatives will publish, publicize, or reveal any Company information obtained by you, your agents, attorneys, or representatives that relates to: (i) your employment with the Company or the cessation of your employment with MetLife, (ii) any claims that were raised or could have been raised in any action as of the date you execute this Agreement, or (iii) the facts underlying any such claims. You further agree, except for the provision of information to governmental agencies or self-regulatory organizations, including but not limited to the EEOC, DOL, IRS, FINRA and SEC, or as required by subpoena, that neither you nor your agents, attorneys, or representatives will communicate in any way to any former, present, or future employees of the Company or to any person or corporation any information that relates to your employment with the Company or to any claims which could have been raised in any action in connection with the cessation of your employment with MetLife unless required by law to do so. Although you are not precluded from participating in an investigation with the EEOC, DOL, IRS, FINRA and SEC, or other governmental or self-regulatory agency or from filing a charge or complaint with or cooperating with any such agency in its investigation, you acknowledge that by executing this Agreement you waive all rights to recover any relief regarding any such claims, to the extent permitted by law.

Notwithstanding the other terms of this Section, you may provide a prospective employer with information concerning your former title, salary, job responsibilities and qualifications.
Notwithstanding the other terms of this Section, you agree to cooperate with MetLife or its counsel to provide information and/or testimony in connection with any investigations, administrative proceedings or litigations in which the Company is a party or has an interest. If requested, you agree to meet with a Company representative and/or the Company’s counsel to truthfully and fully provide all knowledge and information you have pertaining to the subject matter of any such proceeding.
You represent and agree that you have delivered or will deliver to your Company manager (or other person designated by MetLife to receive these items) all Company property, information, documents, and other materials (including but not limited to memoranda, correspondence, reports, records, transcripts, notes, records of conversations, keys, computer and other equipment, and identification cards), in whatever form or medium (including papers, e-mail, disks, tapes, and any and all electronic storage), including all duplicates, copies, or versions, concerning or in any way related to the business affairs or operations of the Company, interaction by or among employees, customers, vendors, or other associates of the Company, or your job duties, responsibilities, assignments, or actions on behalf of or in furtherance of the interests of the Company, that are in your custody, possession, or control (“Company Material”). Company Material does not include documents you received from an authorized representative of the Company solely regarding your employment relationship with the Company (e.g., summary plan descriptions, performance evaluations, benefits statements), any policy or product purchased by you or on your behalf from the Company, or securities of the Company held by you, or other documents you are entitled by law to retain. You represent that you have conducted a diligent search for all Company Material prior to executing this Agreement. You represent that after delivering to your manager a copy of any Company Material stored electronically on any of your personal hard drives or other non-portable electronic storage devices that you destroyed such Company Material stored on such devices, and that you have not knowingly retained any Company Material in any form. You agree that if you discover or receive any Company Material you will return such Company Material to your former Company manager (or other person designated by MetLife to receive these items, or if either person is no longer employed by the Company, to the MetLife Human Resources Services Center, 500 Schoolhouse Road, Johnstown, PA 15904) within 48 hours of such discovery.
5. Except for the provision of information to governmental agencies or self-regulatory organizations, including but not limited to the EEOC, DOL, IRS, FINRA and SEC, or as required by subpoena, you agree that you will maintain the terms of this Agreement in confidence and not disclose its existence or contents to anyone other than your attorneys, financial advisors and spouse or domestic partner, and only after first informing them of the confidentiality of this Agreement and securing their agreement to be bound by the same restrictions against disclosure that apply to you. This Agreement may be used as evidence only in an action to enforce this Agreement, and may not be used for any other purpose. You acknowledge the obligation of MetLife, Inc. and its affiliates to publicly disclose this Agreement, and information about this Agreement, in filings with the U.S. Securities and Exchange Commission and other regulators, and that such disclosure shall not affect any of your obligations under this Agreement.
In the event you are served with a subpoena or a request by a governmental agency or self- regulatory organization, other than the EEOC, DOL, IRS, FINRA, SEC or comparable state or local agency, calling for the disclosure of this Agreement or any information concerning MetLife, you agree to give MetLife ten (10) days written notice in advance of disclosing this Agreement or any information concerning MetLife by mailing to MetLife’s Law Department located at 1095 Avenue of the Americas, New York, New York 10036, Att. Office of the General Counsel, a copy of any such legal demand for such information (or, if you are required to disclose this Agreement or any information concerning MetLife in less than ten (10) days, by overnight delivery to be delivered to the same address in advance of disclosing this Agreement or any information concerning MetLife). In the event you are served with a subpoena or request by the EEOC, DOL, IRS, FINRA, SEC or comparable state or local agency calling for the disclosure of this Agreement or any information concerning MetLife, you agree to give MetLife a copy of such demand for information immediately in the manner described above.

MetLife agrees to instruct its Executive Group members (including but not limited to, its Chief Executive Officer and Chief Human Resources Officer) and all members of the Board of Directors, not to make, or encourage or induce others to make, any statements that are professionally or personally disparaging about you, including regarding your performance or capabilities as an employee of the Company. You also agree not to disparage the Company, its Executive Group members or Board of Directors, or encourage or induce others to do so. Nothing in the foregoing shall in any way restrict or limit the Executive Group or the members of the Board of Directors or you in the provision of information to governmental agencies or self-regulatory organizations.
6. With respect to the restrictive post-employment terms in your written award agreements under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan or MetLife, Inc. 2015 Stock and Incentive Compensation Plan that apply only to executive officers or insiders (the “Award Agreement Executive Restrictions”), MetLife, Inc. waives these terms, except with respect to you directly or indirectly owning an interest in, managing, controlling, participating in, consulting with, or rendering services, as an officer, director, employee, partner, member, consultant, independent contractor or agent, to Prudential Financial, Inc. or any of its affiliates until all awards have vested. Except as otherwise provided in this Agreement, the terms of the award agreements, including all of the post-employment restrictions in the award agreements other than the Award Agreement Executive Restrictions, will remain in full force and effect.
7. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of any other provision of this Agreement.
8. Your date of discontinuance will be August 31, 2015. If your employment is not discontinued by this date, this Agreement will automatically be null and void. Your date of discontinuance will not be affected by your application for, receipt of, or appeal from any denial of disability benefits.
9. You acknowledge that MetLife has advised you in writing that you have twenty-one (21) days in which to review this Agreement and fully consider its terms prior to signing it and that you should consult with legal counsel prior to signing this Agreement. You fully understand the significance of all of the terms and conditions of this Agreement. You are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein. You may accept this Agreement by fully executing it and returning it to MetLife in accordance with the return instructions provided with this Agreement by no later than 5:00 p.m. on the twenty-first (21st) day after the date you received this Agreement. After you have executed this Agreement, you will have seven (7) days to revoke this Agreement, which you may do in writing either by e-mail to HRSC_MPTA@MetLife.com or by fax to (908) 552-2441, in either case received by MetLife no later than 5:00 p.m. on the seventh (7th) day following the date on which you executed this Agreement. This Agreement will become effective on the eighth (8th) day following your execution of this Agreement (the “Effective Date”), provided you have not revoked it. In the event that you do not accept this Agreement as set forth above, or in the event that you revoke this Agreement prior to its Effective Date, this Agreement, including but not limited to the obligation of MetLife to make any payment or provide any benefit pursuant to Section 2, shall automatically be null and void.

10. You affirm that this Agreement has been executed voluntarily by you, and may not be changed except in a writing that specifically references this Agreement and that is signed by you and an officer of MetLife. With the exception of the Agreement to Protect Corporate Property that you executed on June 21, 2001, which contains non-solicit and non-interference provisions (among other terms and restrictions) or the written award agreements under the MetLife, Inc. 2015 Stock and Incentive Plan, the MetLife, Inc. 2005 Stock and Incentive Compensation Plan and the MetLife, Inc. 2000 Stock Incentive Plan, some of which contain non-compete provisions (among other terms and restrictions), into which you may have entered during your employment with the Company, which remain in full force and effect, this Agreement constitutes the full understanding between us. In the event of any inconsistency between the terms of this Agreement and of the Summary Plan Description of the MetLife Plan for Transition Assistance or the MetLife Plan for Transition Assistance for Officers, whichever is applicable, the terms of the Summary Plan Description shall govern. The definitions in that Summary Plan Description will be used for any capitalized term used in this Agreement that is not defined in this Agreement. You affirm that no other promises, representations or agreements of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement.
11. This Agreement will not become effective unless approved by the MetLife, Inc. Compensation Committee. To the extent such approval has not yet occurred as of the Effective Date, as provided in Section 9 above, the Effective Date shall occur on the date of such approval, if any.

/s/ William J. Wheeler	7/30/15
Signature	Date

STATE OF	New York
COUNTY OF	Kings
On this 30 day of July, 2015, before me personally came WJW, to me known and known to me to be the person described in and who executed this Separation Agreement, Waiver, and General Release, and (s)he duly acknowledged to me that (s)he executed the same.
Keisha Henderson
Notary Public, State of New York
No. 01HE6048224
Qualified in King County
Commission Expires Sep. 25, 2018

/s/ Keisha Henderson
Notary Public
Notary Public Commission Expiration Date: 9/25/18

MetLife Group, Inc.

by	/s/ Frans Hijkoop
Frans Hijkoop
Executive Vice President and
Chief Human Resources Officer